Exhibit 99.2


    The Bank of New York Enters Into Agreement with Banking Supervisors

NEW YORK, NY, April 24, 2006 -- The Bank of New York has entered into a written agreement with the Federal Reserve Bank of New York and the New York State Banking Department. The agreement outlines a series of steps to strengthen and enhance the Bank's systems and procedures.

"We have instilled new leadership, rigor and discipline into our compliance processes across the Company. With many of the necessary improvements completed and others well underway, we plan to fulfill the expectations of the agreement in a timely manner," said Thomas A. Renyi, Chairman and Chief Executive Officer of The Bank of New York Company, Inc.

The Bank of New York Company, Inc. (NYSE: BK) is a global leader in providing a comprehensive array of services that enable institutions and individuals to move and manage their financial assets in more than 100 markets worldwide. The Company's extensive global client base includes a broad range of leading financial institutions, corporations, government entities, endowments and foundations. Its principal subsidiary, The Bank of New York, founded in 1784, is the oldest bank in the United States and has consistently played a prominent role in the evolution of financial markets worldwide. Additional information is available at www.bankofny.com.

FORWARD LOOKING STATEMENTS
--------------------------
Certain statements - including the statements about expected improvements in procedures and expected compliance with the written agreement - are forward-looking statements. They are subject to risks and uncertainties that could cause actual results to differ materially from those predicted. The risks and uncertainties include risks of failures or delays in the development and implementation of systems and procedures. Forward-looking statements speak only as of the date on which they are made. The Company will not update forward-looking statements to reflect subsequent events or changes in assumptions or circumstances.